SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

SPARTAN MOTORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

May 6, 2002

To Our Shareholders:

          You are cordially invited to attend the annual meeting of shareholders of Spartan Motors, Inc. on Tuesday, June 11, 2002, at 5:30 p.m., local time. The annual meeting will be held at Spartan Motors' Plant 1, located at 1000 Reynolds Road, Charlotte, Michigan 48813.

          At the annual meeting, in addition to voting on the election of directors and the ratification of the board of directors' appointment of Ernst & Young llp as independent auditors for the current fiscal year, you will hear a report on Spartan Motors' business activities. On the following pages you will find the notice of annual meeting of shareholders and the proxy statement. We are mailing the proxy statement and enclosed proxy card to our shareholders on or about May 6, 2002.

          It is important that your shares be represented at the annual meeting, regardless of how many shares you own. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card as soon as possible. Sending a proxy card will not affect your right to vote in person if you attend the meeting.

Sincerely,

George W. Sztykiel
Chairman of the Board of Directors

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

          You are cordially invited to attend the 2002 annual meeting of shareholders of Spartan Motors, Inc. The meeting will be held on Tuesday, June 11, 2002, at 5:30 p.m., local time, at Spartan Motors' Plant 1, located at 1000 Reynolds Road, Charlotte, Michigan 48813. At the meeting, we will:

(1)	Consider and vote on the election of two directors to three-year terms expiring in 2005;

(2)	consider and vote on a proposal to ratify the board of directors' appointment of Ernst & Young llp as Spartan Motors' independent auditors for the current fiscal year; and

(3)	transact such other business as may properly come before the annual meeting.

          You can vote at the meeting only if you were a shareholder of record of Spartan Motors common stock at the close of business on April 15, 2002.

          A copy of the annual report to shareholders for the year ended December 31, 2001 is enclosed with this notice. We are mailing the following proxy statement and enclosed proxy card to our shareholders on or about May 6, 2002.

Richard J. Schalter
Secretary

Charlotte, Michigan
May 6, 2002

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

SPARTAN MOTORS, INC.

ANNUAL MEETING OF SHAREHOLDERS

JUNE 11, 2002

PROXY STATEMENT

Introduction

Use of Terms

          In this proxy statement, "we," "us," "our" and "Spartan Motors" refer to Spartan Motors, Inc., and "you" and "your" refer to shareholders of Spartan Motors.

Time and Place of Annual Meeting

          You are cordially invited to attend the 2002 annual meeting of shareholders of Spartan Motors, Inc. The annual meeting will be held on Tuesday, June 11, 2002 at Spartan Motors' Plant 1, located at 1000 Reynolds Road, Charlotte, Michigan 48813, at 5:30 p.m., local time.

Solicitation of Proxies

          This proxy statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by Spartan Motors' board of directors for use at the annual meeting, and any adjournment of the meeting.

Mailing Date

          This proxy statement is being mailed to Spartan Motors' shareholders on and after May 6, 2002.

Purposes of the Meeting

          The purposes of the annual meeting are to consider and vote on:

•	the election of two directors for three-year terms expiring in 2005;

•	the ratification of Spartan Motors' board of directors' appointment of Ernst & Young llp as Spartan Motors' independent auditors for the current fiscal year; and

•	such other business as may properly come before the meeting.

          We do not know of any other matters to be presented for consideration at the annual meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote on those matters in accordance with their judgment.

Record Date

          You may vote at the meeting if you were a shareholder of record of Spartan Motors common stock on April 15, 2002. Each such shareholder is entitled to one vote per share on each matter presented for a shareholder vote at the meeting.

          As of April 15, 2002, there were 11,258,892 shares of Spartan Motors common stock outstanding.

How to Vote Your Shares

          If you are a shareholder of record, that is, you hold your Spartan Motors stock in certificate form, you may vote by returning the enclosed proxy card. If you properly complete and sign the enclosed proxy card and return it so that we receive it before the meeting, the shares of Spartan Motors common stock represented by your proxy will be voted at the annual meeting and any adjournment of the annual meeting, as long as you do not revoke the proxy before or at the meeting.

          Regardless of how you vote, if you specify a choice, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for (1) the election of both nominees for director named in this proxy statement, (2) the ratification of the board of directors' appointment of Ernst & Young LLP as Spartan Motors' independent auditors for the current fiscal year, and (3) with respect to any other matters that may come before the meeting or any adjournment of the meeting, in accordance with the discretion of the persons named as proxies on the proxy card.

"Street Name" Shareholders

          If you hold your shares in "street name," that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your "broker," your broker must vote your shares if you provide it with proper and timely voting instructions. Please check the voting forms and instructions provided by your broker or its agent.

How to Revoke Your Proxy

          If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the meeting by doing any of three things:

•	by delivering written notice of revocation to Spartan Motors' Corporate Secretary, P.O. Box 440, 1165 Reynolds Road, Charlotte, Michigan 48813;

•	by delivering a proxy card bearing a later date than the proxy that you wish to revoke; or

•	by attending the meeting and voting in person.

          Your last vote properly received before the meeting is the vote that will be counted. Please note that attending the meeting will not by itself revoke your proxy.

          If you are a street name holder and have instructed your broker to vote your shares, you must follow directions from your broker to change your vote.

Quorum

          In order for business to be conducted at the meeting, a quorum must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Spartan Motors common stock entitled to vote is necessary for a quorum at the meeting. For purposes of determining whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and broker non-votes.

Adjournment

          The shareholders present at the meeting, in person or by proxy, may by a majority vote adjourn the meeting despite the absence of a quorum. If there is not a quorum at the meeting, we expect to adjourn the meeting to solicit additional proxies.

          If you vote against the proposals listed above by proxy and a proposal to adjourn the meeting for the purpose of soliciting additional votes in favor of the proposals is presented, the persons named in the enclosed proxy card will not vote your shares in favor of the adjournment proposal.

Required Votes

          Election of Directors. A plurality of the shares voting is required to elect directors. This means that if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. In counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will be counted as not voted. These shares will be deducted from the total shares of which a plurality is required.

          Other Matters. The proposal to ratify the board's appointment of Ernst & Young LLP as Spartan Motors' independent auditors for the current fiscal year will be approved if a majority of the shares present or represented by proxy at the meeting are voted in favor of the proposal. In counting votes on that proposal, abstentions and broker non-votes will not be counted as voted on the proposal. Shares that are not voted will be deducted from the total shares of which a majority is required.

          We do not know of any other matters to be presented for shareholder action at the annual meeting.

          Broker Non-Votes. A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from that shareholder and the broker do not have discretionary voting power for the particular item upon which the vote is taken.

          We believe that your broker will have discretionary authority to vote your shares with respect to the 2002 annual meeting of shareholders if you do not provide your broker with timely instructions as to how you wish to vote your shares. However, if you hold your shares in street name, your broker should vote your shares as you direct if you provide timely instructions on how to vote by following the information provided to you by your broker.

Election of Directors

Nominees for Election

          The board of directors proposes that the following two individuals be elected as directors of Spartan Motors for three-year terms expiring at the annual meeting of shareholders to be held in 2005:

William F. Foster
Richard J. Schalter

          Each of these nominees is presently a director of Spartan Motors whose term will expire at the annual meeting. Biographical information concerning the nominees appears below under the heading "Spartan Motors' Board of Directors," beginning on page 6.

          The persons named as proxies in the proxy card intend to vote for the election of both of the nominees. The proposed nominees are willing to be elected and to serve as directors of Spartan Motors. However, if either or both of the nominees becomes unable to serve or otherwise unavailable for election, which we do not anticipate, the incumbent board of directors may or may not select a substitute nominee or nominees. If a substitute nominee or nominees is or are selected, the shares represented by your proxy card will be voted for the election of the substitute nominee(s), unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominee. Proxies will not be voted for more than two nominees.

          Your board of directors recommends that you vote FOR election of both nominees.

Ownership of Spartan Motors Stock

Five Percent Shareholders

          The following table sets forth information as to each person or other entity (including any group) known to Spartan Motors to have been the beneficial owner of more than 5% of Spartan Motors' outstanding shares of common stock as of April 15, 2002 (or any different dates specified in the footnotes to the table):

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Sole Voting and Dispositive Power(1)	Shared Voting or Dispositive Power(2)	Total Beneficial Ownership	Percent of Class

George W. Sztykiel (3)	390,259	294,478	684,737	6.0%

William F. Foster (3)	1,032,317	--	1,032,317	9.1

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401 (4)	1,042,350	--	1,042,350	9.3

Wilen Management Company, Inc. 2360 West Joppa Road, Suite 226 Lutherville, Maryland 21093 (5)	581,295	--	581,295	5.2

(1)

For Messrs. Sztykiel and Foster, these numbers include shares subject to options that are currently exercisable or that are exercisable within 60 days after April 15, 2002, granted under Spartan Motors' 1984 and 1994 Incentive Stock Options Plans, our 1988 Nonqualified Stock Option Plan or our Stock Option and Restricted Stock Plan of 1998. See footnote 2 to the table on page 5.

(2)

For Mr. Sztykiel, these numbers include shares over which he is entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom Mr. Sztykiel may have substantial influence by reason of relationship.

(3)	Based on information provided by each of these persons. Each such person's address is c/o Spartan Motors, Inc., P.O. Box 440, 1165 Reynolds Road, Charlotte, Michigan 48813.

(4)

Based on information set forth in a Schedule 13G/A dated January 31, 2002. The Schedule 13G/A indicates that, as of December 31, 2001, Dimensional Fund Advisors, Inc. was considered the beneficial owner of 1,042,350 shares of Spartan Motors common stock as a result of furnishing investment advice and serving as investment manager to various clients. The Schedule 13G/A indicates that, as of December 31, 2001, Dimensional had sole voting and dispositive power over 1,042,350 shares of Spartan Motors common stock.

(5)

Based on information set forth in a Schedule 13G dated January 25, 2002. The Schedule 13G indicates that, as of December 31, 2001, Wilen Management Company, Inc. was considered the beneficial owner of 581,295 shares of Spartan Motors common stock, over which it had both sole voting power and sole dispositive power.

Security Ownership of Management

          The following table sets forth the number of shares of common stock that each of Spartan Motors' directors and nominees for director, each of the named executive officers (as that term is defined in the Summary Compensation Table on pages 8-9) and all directors and executive officers as a group beneficially owned as of April 15, 2002:

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership	Percent of Class
George W. Sztykiel	390,259	294,478	684,737	6.0%
John E. Sztykiel	237,237	153,759	390,996	3.4
William F. Foster	1,032,317	--	1,032,317	9.1
David R. Wilson	47,500	--	47,500	*
George Tesseris	80,500	1,000	81,500	*
Charles E. Nihart	67,250	--	67,250	*
Richard J. Schalter	45,900	3,363	49,263	*
All directors and executive officers as a group (7 persons)	1,900,963	452,600	2,353,563	19.9%

*Less than 1%.

(1)

The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2)

These numbers include shares held directly and shares subject to options which are currently exercisable or that are exercisable within 60 days after April 15, 2002, that were awarded under Spartan Motors' 1984 and 1994 Incentive Stock Option Plans, our 1988 Nonqualified Stock Option Plan or our Stock Option and Restricted Stock Plan of 1998. The number of shares subject to such stock options for each listed person is shown below:

George W. Sztykiel	90,000
John E. Sztykiel	148,895
William F. Foster	117,500
David R. Wilson	38,500
George Tesseris	62,500
Charles E. Nihart	62,500
Richard J. Schalter	45,000
All directors and executive officers as a group	564,895

(3)	These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

Spartan Motors' Board of Directors

          Spartan Motors' board of directors currently consists of seven directors. However, Mr. George W. Sztykiel has informed us that he will retire from the board of directors following the 2002 annual meeting. Thus, assuming that both nominees are elected, there will be six persons on Spartan Motors' board of directors immediately following the 2002 annual meeting.

          The board of directors is divided into three classes, with each class as nearly equal in number as possible. Each class of directors serves a successive three-year term.

          Biographical information concerning Spartan Motors' directors and persons who are nominated for election to the board of directors is presented below.

Nominees for Election as Directors to Terms Expiring in 2005

          William F. Foster (age 60) has been a director since 1978. Mr. Foster, a firefighter for over 34 years, is a founder of Spartan Motors and has served as Vice President since 1976. From 1965 to 1975, Mr. Foster served as a designer draftsman for Diamond Reo Trucks, Inc.

          Richard J. Schalter (age 48) has been a director since August 1999. Mr. Schalter, a certified public accountant, has served as Secretary, Treasurer and Chief Financial Officer since November 1996. He has served as Executive Vice President since August 2000. From June 1989 until November 1996, Mr. Schalter served as Treasurer and Director of Finance and Administration of Great Lakes Hybrids, an international distributor and subsidiary of KWS a.g. From March 1986 to June 1989, Mr. Schalter served as Treasurer and financial administrator for Martin Systems, Inc., a worldwide supplier of electrical controls and machine operating systems.

Directors With Terms Expiring in 2003

          John E. Sztykiel (age 45) has been a director since 1988. Mr. Sztykiel has been President and Chief Operating Officer of Spartan Motors since December 1992. Mr. Sztykiel previously served as the Executive Vice President and Vice President of Sales of Spartan Motors from 1989 to 1990. From 1985 to 1989, Mr. Sztykiel was the Director of Marketing-Diversified Products Group of Spartan Motors. After the 2002 annual meeting, Mr. Sztykiel will be appointed Chief Executive Officer of Spartan Motors, replacing his father George Sztykiel in that position.

          Charles E. Nihart (age 65) has been a director since 1984. Mr. Nihart, a certified public accountant consultant, established the certified public accounting firm of Nihart and Nihart, P.C., in 1972. The Lansing offices of Nihart and Nihart merged with Maner, Costerison and Ellis, P.C., C.P.A., on January 1, 1989. Mr. Nihart is currently affiliated with the firm on a consulting basis. Mr. Nihart is the former owner and President of AARO Rentals, Inc., in Lansing, Michigan, a rental company of heavy duty equipment which he sold in 2000.

Directors With Terms Expiring in 2004

          George Tesseris (age 70) has been a director since 1984. Mr. Tesseris has been a practicing partner with the law firm of Tesseris and Crown, P.C., which was recently renamed Tesseris, P.C., since 1981. From 1972 to 1981, Mr. Tesseris was a partner in the law firm of Church, Wyble, Kritselis and Tesseris.

          David R. Wilson (age 66) has been a director since 1996. Since 1993, Mr. Wilson has been an independent consultant to the automotive and commercial vehicle industry. From 1982 to 1993, Mr. Wilson was Vice President of Volvo GM Heavy Duty Truck Corporation and from 1979 to 1982, Mr. Wilson served as general manager of field operations for Mercedes Benz of North America. After the 2002 annual meeting, Mr. Wilson will be appointed Chairman of the Board, replacing George Sztykiel in that position.

Director Whose Term Will Expire in 2002

          George W. Sztykiel (age 72) has been a director since 1975. Mr. Sztykiel is a founder of Spartan Motors and has served as Chief Executive Officer and Chairman of the Board since December 1992. Mr. Sztykiel served as President of Spartan Motors from September 1974 to December 1992. Mr. Sztykiel is the father of Mr. John Sztykiel, who is President, Chief Operating Officer and a director of Spartan Motors. Mr. Sztykiel has informed us that he plans to retire following the 2002 annual meeting. As noted above, John Sztykiel will replace him in the position of Chief Executive Officer of Spartan Motors and Mr. Wilson will replace him in the position of Chairman of the Board.

Board Meetings and Committees

          Spartan Motors' board of directors held 12 meetings during 2001. Each incumbent director attended at least 75% of the aggregate of (1) the total number of board of directors meetings and (2) the total number of meetings held by all committees of the board of directors on which he served (during the periods that he served).

          The board of directors has the following standing committees:

          Audit Committee. The Audit Committee is responsible for the following activities:

•	recommending to the board of directors the selection of independent auditors;

•	reviewing and approving the scope of the yearly audit plan and proposed budget for audit fees;

•	reviewing the results of the annual audit with the independent auditors;

•	reviewing Spartan Motors' internal controls with the independent auditors;

•	reviewing non-audit services and special engagements to be performed by the independent auditors; and

•	reporting to the board of directors on the Audit Committee's activities and findings and making recommendations to the board of directors on these findings.

          Spartan Motors believes that all of the members of the Audit Committee are "independent," as that term is defined in Rule 4200 of the Marketplace Rules of the Nasdaq Stock Market. Spartan Motors' board of directors has adopted a written charter for the Audit Committee, a copy of which was included with our proxy statement for the 2001 annual meeting of shareholders.

          Messrs. Nihart (Chairman), Tesseris and Wilson are members of the Audit Committee. The Audit Committee met two times during 2001.

          Compensation Committee. The responsibilities of the Compensation Committee include:

•	recommending the cash and other incentive compensation, if any, to be paid to Spartan Motors' executive officers;

•	reviewing and making recommendations to the board of directors regarding stock options awarded under Spartan Motors' stock option plans; and

•	reviewing all material proposed option plan changes.

          The Compensation Committee also determines the key employees to whom options will be granted, the number of shares covered by each option, the exercise price of each option and other matters associated with option awards.

          Messrs. Tesseris (Chairman), Nihart and Wilson are members of the Compensation Committee. The Compensation Committee met two times during 2001.

          Nominating Committee. The Nominating Committee develops and recommends to Spartan Motors' board of directors criteria for the selection of candidates for director, seeks out and receives suggestions concerning possible candidates, reviews and evaluates the qualifications of possible candidates and recommends to the board of directors candidates for vacancies occurring from time to time and for the slate of directors to be proposed on behalf of the board of directors at each annual meeting of shareholders.

          David Wilson (Chairman), John Sztykiel and William Foster are members of the Nominating Committee. The Nominating Committee was formed in November of 2001 and did not meet during 2001.

          Shareholder Nominations of Directors. The Nominating Committee will consider nominees for election to the board of directors submitted by shareholders. Spartan Motors' bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of the shareholder's intent to make a nomination or nominations has been given to Spartan Motors' Secretary at least 120 days before the date of notice of the meeting if the meeting is an annual meeting, and not more than seven days following the date of notice of the meeting if the meeting is a special meeting at which directors will be elected.

          Each such notice to the Secretary must include:

•	the name, age, business address and residence of each nominee proposed in the notice;

•	the principal occupation or employment of each nominee;

•	the number of shares of capital stock of Spartan Motors that each nominee beneficially owns;

•	a statement that each nominee is willing to be nominated; and

•	such other information concerning each nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees.

Executive Compensation

Compensation Summary

          The following table shows certain information concerning the compensation earned during each of the three fiscal years in the period ended December 31, 2001, by the Chief Executive Officer and each of our executive officers who served in positions other than the Chief Executive Officer at the end of the last completed fiscal year and whose salaries and bonus for 2001 were in excess of $100,000 (together with the CEO, the "named executive officers"):

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary(1)	Bonus(2)	Number of Securities Underlying Options	All Other Compensation(3)

George W. Sztykiel(4) Chief Executive Officer and Director	2001 2000 1999	$135,014 132,185 121,192	$77,899 69,519 66,026	12,500 12,500 12,500	$ 2,875 2,803 2,349

John E. Sztykiel(4) President, Chief Operating Officer and Director	2001 2000 1999	$164,258 163,854 148,210	$107,371 101,895 93,671	15,000 15,000 15,000	$ 2,988 3,257 2,896

Richard J. Schalter Secretary, Treasurer, Executive Vice President, Chief Financial Officer and Director	2001 2000 1999	$148,331 137,018 121,470	$85,943 69,726 58,924	12,500 12,500 12,500	$ 1,792 2,505 2,325

William F. Foster Vice President and Director	2001 2000 1999	$88,161 80,129 73,698	$29,757 19,157 25,710	12,500 12,500 12,500	$ 1,630 1,674 5,965

(1)	Includes director fees paid by Spartan Motors. See "Compensation of Directors" on page 11.

(2)

Includes payments under (1) our Quarterly Bonus Program, in which all employees of Spartan Motors participate and (2) our Spartan Profit and Return Management Incentive Bonus Plan, which is described in "Compensation Committee Report on Executive Compensation--Annual Bonuses" on page 12.

(3)	Consists solely of Spartan Motors' contribution to its profit-sharing plans.

(4)

Effective at the 2002 annual meeting, George Sztykiel will step down as Chief Executive Officer of Spartan Motors and John Sztykiel will assume that position. In addition, George Sztykiel will retire from our board of directors at the 2002 annual meeting.

          Our stock option plans are administered by the Compensation Committee of the board of directors, which has authority to determine the individuals to whom and the terms upon which options will be granted, the number of shares to be subject to each option and the form of consideration that may be paid upon the exercise of an option.

          The following table sets forth information regarding stock options granted to the named executive officers during 2001:

OPTIONS GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of Securities Underlying	Percent of Total Options Granted to	Exercise Price		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Options Granted(1)	Employees in Fiscal Year	Per Share	Expiration Date	0%	5%	10%

George W. Sztykiel	12,500	2.6%	$3.95	June 29, 2011	--	$ 31,052	$ 78,691
John E. Sztykiel	15,000	3.1%	3.95	June 29, 2011	--	37,262	94,429
Richard J. Schalter	12,500	2.6%	3.95	June 29, 2011	--	31,052	78,691
William F. Foster	12,500	2.6%	3.95	June 29, 2011	--	31,052	78,691

_______________________
(1)

On June 29, 2001, Spartan Motors granted options to purchase shares of Spartan Motors common stock over a 10-year period. Executive officers of Spartan Motors are entitled to exercise their options at a price determined by the Compensation Committee, which was at least 85% of the fair market value of common stock on June 29, 2001. On June 29, 2001, the closing price of Spartan Motors' common stock, as reported on Nasdaq, was $3.95 per share. Options are immediately exercisable. Options terminate, subject to certain limited exercise provisions, in the event of death or termination of employment or directorship.

          The following table summarizes the total number of options held by the named executive officers as of December 31, 2001:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
ND FISCAL YEAR-END OPTION VALUES (1)

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the Money Options at Fiscal Year-End (2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

George W. Sztykiel	90,000	--	$69,050	--
John E. Sztykiel	148,895	--	82,860	--
Richard J. Schalter	57,500	--	67,990	--
William F. Foster	117,500	--	69,050	--

____________________

(1)	None of the named executive officers exercised any options during 2001.

(2)	An option is considered "in the money" for purposes of this table if its exercise price was lower than the market value of Spartan Motors' common stock as of December 31, 2001 ($6.40 per share).

Compensation of Directors

          Each director receives a $1,000 quarterly retainer fee plus an expense reimbursement of $100 for each meeting of the board of directors that he attends. In addition, each non-employee director generally receives option grants for 7,000 shares of Spartan Motors common stock annually, 3,500 of which are granted on the last day of June and 3,500 of which are granted on the last day of December. The exercise prices for these options, which are granted under our Stock Option and Restricted Stock Plan of 1998, are equal to the closing price for the shares on the date of the grant.

Compensation Committee Report on Executive Compensation

          The Compensation Committee of the board of directors develops and recommends to the board of directors Spartan Motors' executive compensation policies. The Compensation Committee also administers Spartan Motors' executive compensation program and recommends for approval to the board of directors the compensation to be paid to the Chief Executive Officer and other executive officers. The Compensation Committee consists of three directors, none of whom is a current or former employee of Spartan Motors.

Compensation Philosophy

          The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation as well as incentives to achieve superior financial performance. The Compensation Committee's policies are designed to achieve the following five primary objectives:

•	integrate management's compensation with the achievement of Spartan Motors' annual and long-term performance goals;

•	reward above-average corporate performance;

•	recognize individual initiative and achievement;

•	attract and retain qualified management; and

•	align the interests of management with those of shareholders to encourage achievement of continuing increases in shareholder value.

The Compensation Committee sets management compensation at levels which the Compensation Committee believes are consistent with other companies in Spartan Motors' industry.

          Executive compensation consists of both cash and equity, and includes:

•	base salary;

•	profit-sharing incentive bonus; and

•	long-term incentives through participation in stock option plans.

In addition, Spartan Motors provides various benefits to its employees, including Spartan Motors' executive officers.

          Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with some exceptions. We have examined our executive compensation policies in light of Section 162(m) and the regulations under that section. We do not expect that any portion of Spartan Motors' deduction for employee remuneration will be disallowed in 2002 or in future years by reason of awards granted in 2002.

Base Salary

          To attract and retain well qualified executives, the Compensation Committee's policy is to establish base salaries at levels and provide benefit packages that are considered to be competitive. Base salaries for executive officers are determined initially by evaluating the responsibilities of the position and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at similar companies within the custom chassis industry. Some of the companies used for this comparison are included in the indices used in the stock price performance graph presented in this proxy statement (see pages 14-15).

          The Compensation Committee believes that base salaries should approximate the mid-point of the range of salaries paid for similar positions by companies in similar industries. The Compensation Committee may recommend adjustments on a periodic basis to maintain the desired levels of base salaries for Spartan Motors' executives.

          The Compensation Committee determines annual salary adjustments by evaluating the competitive marketplace and the performance of Spartan Motors and the executive officer, as well as any increased responsibilities assumed by the executive officer. Salary adjustments are determined and implemented generally on a 12-month cycle.

Annual Bonuses

          The Compensation Committee selects members of management to participate in Spartan Motors' incentive bonus program. The Compensation Committee considers several factors in determining the annual incentive bonus, if any, paid to management, including achievement of Spartan Motors' strategic and operating goals and an individual's achievement of personal goals. In addition, the Compensation Committee considers factors such as net earnings per share, revenues, return on assets and return on equity.

          In 2001, the board of directors adopted the Spartan Motors, Inc. Spartan Profit and Return Plan (the "SPAR Plan"). The SPAR Plan is intended to provide management with incentives to choose strategies and investments that maximize shareholder value, utilize a financial measurement consistent with the market's evaluation of Spartan Motors' performance and communicate Spartan Motors' financial objectives in a clear and quantifiable manner. Participants in the SPAR Plan include key management personnel and other persons that are included upon the recommendation of the President of Spartan Motors and the approval of the Chairman of the Board. The Compensation Committee is responsible for annually reviewing both the provisions of the SPAR Plan and approving all payouts under it.

          Amounts payable under the SPAR Plan are based on the achievement of a target amount for Spartan Motors' net operating profit after tax for a given year, less a capital charge. This amount is known as the "SPAR amount." Each participant's bonus is determined by multiplying (1) his or her "target bonus percentage" (which is determined separately for different categories of employees) by (2) the SPAR multiple by (3) the participant's annual salary. The "SPAR multiple" is a fraction of the SPAR amount. For example, if Spartan Motors' net operating profit after tax for a given year, less the capital charge, was exactly equal to the applicable SPAR amount, then the SPAR multiple would be 1 for that year. The SPAR multiple is computed to one decimal. In addition, the SPAR Plan provides that participants may earn additional individualized bonuses based on the achievement of certain mutually agreed-upon personal objectives.

          The SPAR Plan generally requires that 25% of the amount that would otherwise be payable to a participant for a given year be "banked" (although individualized bonuses are not subject to banking). Amounts that are banked may be paid in future years but are subject to forfeiture in accordance with the terms of the SPAR Plan. Amounts that are banked accrue interest under the SPAR Plan.

Stock Option Plans

          Spartan Motors currently grants stock options under its 1994 Incentive Stock Option Plan and its Stock Option and Restricted Stock Plan of 1998. Spartan Motors' stock option plans allow officers and key employees to purchase common stock of Spartan Motors at a price established on the date of grant. Options granted under the Stock Option and Restricted Stock Plan of 1998 that do not qualify as incentive stock options under Section 422(b) of the Internal Revenue Code must have an exercise price equal to at least 85% of the fair market value of Spartan Motors common stock on the date of grant. Incentive stock options granted under the 1994 Incentive Stock Option Plan or the Stock Option and Restricted Stock Plan of 1998 must have an exercise price equal to at least 100% of the fair market value on the date of grant. The Compensation Committee administers all aspects of the plans and reviews, modifies (to the extent appropriate) and approves management's recommendations for awards.

          Absent unusual circumstances, the Compensation Committee historically has granted stock options on an annual basis to officers, key employees and directors who are employees of Spartan Motors and on a biannual basis to directors who are not employees of Spartan Motors. (See "Compensation of Directors" on page 11.) Spartan Motors' stock option plans are designed to encourage long-term investment in Spartan Motors by participating executives and key employees, more closely align executive and shareholder interests and reward executive officers and other key employees for building shareholder value. The Compensation Committee believes stock ownership by management and other key employees is beneficial.

          In determining the number of options to be awarded to an officer or key employee, the Compensation Committee takes into consideration the levels of responsibility and compensation of the individual. The Compensation Committee also considers the recommendations of management (other than awards to the Chief Executive Officer), the individual performance of the officer or employee and the number of shares or other compensation awarded to officers or employees in similar positions at other companies. Generally, both the number of shares granted and their proportion relative to the total number of shares granted increase corresponding to the level of a participant's responsibility. Although the Compensation Committee also may consider the number of options already held by an officer or employee, the Compensation Committee does not consider this factor to be particularly important in determining the amounts of awards.

Chief Executive Officer

          The Chief Executive Officer's compensation is based on the policies and objectives outlined above for all executive officers. Mr. George Sztykiel's base salary in 2001 was approximately 1.3% above his 2000 salary. Mr. Sztykiel's annual incentive bonus award for 2001 was $77,899, which includes Spartan Motors' quarterly bonus program and his annual incentive bonus. During 2001, Mr. Sztykiel was awarded options to purchase 12,500 shares of Spartan Motors common stock.

Board Approval

          All recommendations of the Compensation Committee attributable to 2001 compensation were unanimous and were approved and adopted by the board of directors without modification.

Respectfully submitted,

George Tesseris, Chairman
Charles E. Nihart
David R. Wilson

Audit Committee Report

          The Audit Committee reviews and supervises Spartan Motors' procedures for recording and reporting the financial results of its operations on behalf of the board of directors. Spartan Motors' management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. As part of its supervisory duties, the Audit Committee has reviewed Spartan Motors' audited financial statements for the year ended December 31, 2001, and has discussed those financial statements with Spartan Motors' management.

          The Audit Committee has also discussed with Spartan Motors' independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the judgments of the independent auditors concerning the quality of Spartan Motors' accounting principles and such other matters that are required under generally accepted accounting principles to be discussed with the independent auditors. In addition, the Audit Committee has received from the independent auditors the written disclosures required by the Independence Standards Board and has discussed their independence from Spartan Motors and Spartan Motors' management with them, including a consideration of the compatibility of non-audit services with their independence.

          After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to Spartan Motors' board of directors that the audited financial statements for the year ended December 31, 2001 be included in Spartan Motors' Annual Report on Form 10-K for the year ended December 31, 2001.

Respectfully submitted,

Charles E. Nihart, Chairman
George Tesseris
David R. Wilson

Stock Price Performance Graph

          The following graph compares the cumulative total shareholder return on Spartan Motors' common stock to the CRSP Total Return Index for The Nasdaq Stock Market ("CRSP NASDAQ") and the CRSP Total Return Index for Trucking and Transportation Stocks reported on The Nasdaq Stock Market ("CRSP T&T"), over a five-year period ended December 31, 2001, using December 31, 1996 as the starting point. The CRSP NASDAQ is a broad-based equity market index developed by the Center for Research in Security Prices at the University of Chicago. The CRSP T&T is comprised of companies with a market capitalization similar to that of Spartan Motors and also is developed by the Center for Research in Security Prices. The CRSP NASDAQ index and CRSP T&T index both assume dividend reinvestment. Cumulative total shareholder return is measured by dividing (1) the sum of: (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the share price at the end and the beginning of the measurement period, by (2) the share price at the beginning of the measurement period.

          The dollar values for total shareholder return plotted in the graph above are shown in the table below:

DECEMBER 31	SPARTAN MOTORS	CRSP NASDAQ	CRSP T&T

1996	$ 100.00	$ 100.00	$ 100.00
1997	92.58	122.48	128.15
1998	86.86	172.68	115.79
1999	66.89	320.83	110.36
2000	26.24	192.98	100.31
2001	101.26	153.12	118.63

Independent Auditors

Proposal to Ratify Appointment of Ernst & Young llp as Spartan Motors' Independent Auditors for the Current Fiscal Year

          Subject to the approval of shareholders, Spartan Motors has appointed Ernst & Young llp as its independent auditors for its 2002 fiscal year. Representatives of Ernst & Young llp are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

          Your board of directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP.

Ernst & Young's Fees

          Audit Fees. Ernst & Young billed Spartan Motors a total of $164,800 for its professional services rendered in connection with the audit of Spartan Motors' 2001 annual financial statements and for reviews of the financial statements included in Spartan Motors' Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

          Financial Information Systems Design and Implementation Fees. No related fees were billed by Ernst & Young during 2001.

          All Other Fees. Spartan Motors paid to Ernst & Young $270,720 during 2001 for services provided by Ernst & Young other than the services described above. These fees were for tax preparation services, tax consulting services and professional services rendered in connection with the audit of the Spartan Motors, Inc. Profit Sharing Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires Spartan Motors' directors and officers and persons who beneficially own more than 10% of the outstanding shares of our common stock to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file with the SEC. Based solely on our review of the copies of such reports that we received, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 2001 fiscal year, we believe that our directors and officers complied with all applicable Section 16(a) filing requirements during 2001.

Shareholder Proposals

          Shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2003 and that a shareholder would like to have included in the proxy statement and form of proxy relating to that meeting must be received by Spartan Motors for consideration not later than January 6, 2003 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. All other proposals of shareholders that are intended to be presented at the annual meeting in the year 2003 must be received by Spartan Motors not later than March 22, 2003 or they will be considered untimely.

Solicitation of Proxies

          We will initially solicit proxies by mail. In addition, directors, officers and employees of Spartan Motors and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. Spartan Motors will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners.

By order of the board of directors

Richard J. Schalter
Secretary

Charlotte, Michigan
May 6, 2002

PROXY	SPARTAN MOTORS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 11, 2002	PROXY

                    The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Shareholders of Spartan Motors, Inc. to be held on June 11, 2002, and hereby appoints George W. Sztykiel and John E. Sztykiel, or either of them, attorneys and proxies of the undersigned, each with full power of substitution, to vote all shares of the undersigned in Spartan Motors, Inc. at such Annual Meeting, and at any adjournment thereof, for the purpose of acting upon the proposals referred to on the reverse side, and of acting in their discretion upon such other matters as may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side)

Spartan Motors, Inc.

☒ Please mark your votes as in this example using dark ink only.

Your Board of Directors Recommends That You VOTE FOR BOTH NOMINEES AND THE OTHER PROPOSAL
1.	To elect two directors for three year terms expiring in 2005.	For ☐	Withheld ☐	Nominees:	William F. Foster Richard J. Schalter

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike through that nominee's name in the list at right.)
2.	To ratify the Board of Directors' appointment of Ernst & Young LLP as independent auditors for the current fiscal year.	For ☐	Against ☐	Abstain ☐

SIGNATURE(S) _______________________________________________	Date: _______________, 2002

Note:

Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, guardian or trustee, indicate title or capacity of person signing. If shares are held jointly, each holder should sign.